Exhibit 10.2

DEFINITIVE AGREEMENT

CREDIT AGREEMENT

Dated as of August 30, 2004

Among

AFFILIATED MANAGERS GROUP, INC.,

as Borrower,

THE BANK OF NEW YORK,
as Administrative Agent

And

The Several Lenders
from Time to Time Parties Hereto

BNY CAPITAL MARKETS, INC.
 Sole Lead Arranger and Sole Book Manager

SECTION 1 DEFINITIONS
1.1	Defined Terms
1.2	Other Definitional and Interpretive Provisions.
1.3	Accounting Terms.
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS
2.1	Commitments
2.2	Procedure for Borrowing
2.3	[Reserved]
2.4	[Reserved]
2.5	Termination or Reduction of Commitments
2.6	Repayment of Loans; Evidence of Debt
2.7	[Reserved]
2.8	[Reserved]
SECTION 3 GENERAL PROVISIONS APPLICABLE TO THE LOANS
3.1	No Optional Prepayment
3.2	Mandatory Prepayment
3.3	Conversion and Continuation Options.
3.4	Minimum Amounts and Maximum Number of Tranches.
3.5	Interest Rates and Payment Dates.
3.6	Computation of Interest and Fees.
3.7	Inability to Determine Interest Rate.
3.8	Pro Rata Treatment and Payments.
3.9	Illegality
3.10	Requirements of Law.
3.11	Taxes.
3.12	Indemnity.
3.13	Change of Lending Office.
SECTION 4 REPRESENTATIONS AND WARRANTIES
4.1	Financial Condition.
4.2	No Change.
4.3	Corporate Existence; Compliance with Law.
4.4	Corporate Power; Authorization; Enforceable Obligations.
4.5	No Legal Bar.

i

4.6	No Material Litigation.
4.7	No Default.
4.8	Ownership of Property; Liens.
4.9	Taxes.
4.10	Federal Regulations.
4.11	ERISA.
4.12	Investment Company Act; Investment Advisers Act.
4.13	Investment Advisory Agreements.
4.14	Subsidiaries and Other Ownership Interests.
4.15	Purpose of Loans.
4.16	Accuracy and Completeness of Information.
4.17	PRIDES Documents; Tender Offer.
4.18	Security Interest.
4.19	Borrowing Base
SECTION 5 CONDITIONS PRECEDENT
5.1	Conditions to Loans
SECTION 6 AFFIRMATIVE COVENANTS
6.1	[Reserved]
6.2	Compliance Certificates
6.3	[Reserved]
6.4	Conduct of Business and Maintenance of Existence
6.5	[Reserved]
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	[Reserved]
6.9	[Reserved]
6.10	Performance of PRIDES Documents
SECTION 7 [RESERVED]
SECTION 8 EVENTS OF DEFAULT
SECTION 9 THE ADMINISTRATIVE AGENT
9.1	Appointment and Authorization of Administrative Agent
9.2	Delegation of Duties
9.3	Liability of Administrative Agent

9.4	Reliance by Administrative Agent
9.5	Notice of Default
9.6	Credit Decision; Disclosure of Information by Administrative Agent
9.7	Indemnification of Administrative Agent
9.8	Administrative Agent in Its Individual Capacity
9.9	Successor Administrative Agent
9.10	Administrative Agent May File Proof of Claim
9.11	Collateral and Guaranty Matters
9.12	Other Agents; Arrangers and Managers
SECTION 10 MISCELLANEOUS
10.1	Amendments and Waivers
10.2	Notices
10.3	No Waiver; Cumulative Remedies
10.4	Survival of Representations and Warranties
10.5	Expenses; Indemnity; Waiver of Damages
10.6	Successors and Assigns; Participations and Assignments
10.7	Adjustments; Set-off
10.8	Counterparts
10.9	Severability
10.10	Integration
10.11	GOVERNING LAW
10.12	Submission To Jurisdiction; Waivers
10.13	Acknowledgements
10.14	WAIVERS OF JURY TRIAL
10.15	Confidentiality
10.16	USA Patriot Act

SCHEDULES

Schedule I	—	Lender Commitments
Schedule 1.1	—	Form of UCC-1 Financing Statement
Schedule 4.1	—	Financial Condition
Schedule 4.2	—	Changes in Capital Stock
Schedule 4.9	—	Taxes
Schedule 4.14	—	Subsidiaries and Other Ownership Interests
Schedule 4.17	—	FELINE PRIDES and Reserved Common Stock

EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Pledge Agreement
Exhibit B-2	—	[Reserved]
Exhibit C	—	Form of Borrower Certificate
Exhibit D	—	Form of Opinion of Borrower’s Counsel
Exhibit E	—	Form of Assignment and Assumption
Exhibit F	—	Form of Confidentiality Agreement
Exhibit G	—	[Reserved]
Exhibit H	—	Form of Compliance Certificate
Exhibit I	—	Form of Borrowing Notice
Exhibit J	—	Form of Conversion/Continuation Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 30, 2004, is among Affiliated Managers Group, Inc., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and The Bank of New York, as administrative agent for the Lenders (the “Administrative Agent”).

PRELIMINARY STATEMENT

The definitions of terms set forth in Section 1 of this Agreement apply to terms that are used but not defined in this Preliminary Statement.

The Borrower has consummated its offer to purchase for cash the FELINE PRIDES Senior Notes component of the Income FELINE PRIDES pursuant to the terms and conditions of the Tender Offer.  As required under the terms of the Tender Offer and the FELINE PRIDES Documents, at the time of the settlement of the purchase of the FELINE PRIDES Senior Notes, the Depositary (a) utilized $50,744,135.04 of the Purchase Price to purchase Treasury Strips having an aggregate value at maturity equal to the aggregate amount of the FELINE PRIDES Senior Notes tendered and accepted in the Tender Offer and caused such Treasury Strips to be delivered to the FELINE PRIDES Collateral Agent to secure the Common Stock Purchase Obligations relating to the Growth FELINE PRIDES resulting from consummation of the Tender Offer, and (b) delivered the Fixed Cash Component of the Purchase Price to the FELINE PRIDES Purchase Contract Agent for distribution to such tendering Holders.  The Borrower has requested that the Lenders make term loans in an aggregate principal amount of up to $51,000,000 to finance or refinance the purchase of such tendered FELINE PRIDES Senior Notes, and the Lenders are willing to do so, subject to the terms and conditions set forth in this Agreement.

IN CONSIDERATION OF the foregoing, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1                           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by The Bank of New York as its “prime rate.” The “prime rate” is a rate set by The Bank of New York based upon various factors including The Bank of New York’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.  Any change in such rate announced by The Bank of New York shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” means a Loan that bears interest at a rate based upon the ABR.

“Administrative Agent” means The Bank of New York, in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule I, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent-Related Person” means the Administrative Agent, together with its Affiliates (including, in the case of The Bank of New York in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and its Affiliates.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, with respect to Eurodollar Loans, 0.375%, and, with respect to ABR Loans, 0.00%.

“Arranger” means BNY Capital Markets, Inc., in its capacity as sole lead arranger and sole book manager.

“Assignee” is defined in Section 10.6(c).

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the reasonable and documented allocated cost of internal legal services and all reasonable and documented expenses and disbursements of internal counsel; provided that in the case of the enforcement or preservation of any rights under the Loan Documents, Attorney Costs shall not be limited by the term “reasonable” in this definition.

“Bank Collateral Agent” means The Bank of New York, as Collateral Agent for the Secured Parties under the Pledge Agreement.

“Borrower” is defined in the preamble hereto.

“Borrower Security Interest” is defined in Section 4.18(a).

“Borrowing Base” means, at any time, an amount equal to (a) the sum of (i) the value at maturity of the Pledged Treasury Strips at such time (not to exceed the aggregate outstanding principal amount of the Loans at such time) and the fair market value of the Cash Collateral at such time, divided by (b) 1.05.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York, New York (if different), and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” means, at any time, (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by S&P or P-l by Moody’s (or carrying an equivalent rating by an internationally-recognized rating agency), (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal funds transactions or money market deposit accounts that are issued or sold by, or maintained with, a commercial bank or financial institution incorporated under the laws of the United States, any state thereof or the District of Columbia which is rated at least A-1 by S&P or P-l by Moody’s (or carrying an equivalent rating by an internationally-recognized rating agency), (d) any repurchase agreement entered into with a commercial bank or financial institution meeting the requirements of clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial bank or financial institution thereunder, (e) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank or financial institution meeting the requirements of clause (c), (f) any short-term (or readily marketable or immediately redeemable) investment in a structured investment vehicle, structured investment deposit or similar instrument with a financial strength rating of A by S&P or Moody’s or (g) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Collateral” means immediately available Dollars and Cash Equivalents constituting Pledged Collateral.

“Change of Control” shall be deemed to occur on any date on which any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) shall have acquired beneficial ownership of Capital Stock having 30% or more of the ordinary voting power in the election of directors of the Borrower.

“Closing Date” means the date on which the conditions precedent set forth in Section 5.1 shall be satisfied.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to any Lender, the obligation of such Lender to make a Loan to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I under the heading “Commitment”.

“Commitment Percentage” means as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Common Stock” means the common stock, par value $0.01, of the Borrower.

“Common Stock Purchase Obligations” the obligations of the Holders to pay the purchase price for the Common Stock pursuant to the terms and conditions of the FELINE PRIDES Purchase Contracts.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means the Collateral Control Agreement dated as of July 21, 2004, as amended by the Assignment and Amendment dated as of the Closing Date to the Collateral Control Agreement by and among the Borrower, Bank of America, N.A., as initial agent, the FELINE PRIDES Collateral Agent, the FELINE PRIDES Purchase Contract Agent, the Bank Collateral Agent and The Bank of New York, as Custodial Agent, as defined in and under the FELINE PRIDES Pledge Agreement.

“Default” means any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Rate” means an interest rate equal to (a) the ABR plus (b) the Applicable Margin, if any, applicable to ABR Loans plus (c) 2% per annum; provided that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to (i) the Eurodollar Rate applicable to such Loan plus (ii) the Applicable Margin applicable to Eurodollar Loans plus (iii) 2% per annum.

“Depository” means The Bank of New York, as Depository under the Tender Offer Documents.

“Dollars” and “$” mean lawful currency of the United States of America.

“Environmental Law” means any Federal, state, local or foreign statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or governmental restriction relating to pollution or the protection of the environment or the release of any material into the environment, including any of the foregoing related to hazardous substances or wastes, air emissions or discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Units” means the equity security units issued by the Borrower under the FELINE PRIDES Documents on December 18, 2001.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Eurodollar Loan” means a Loan that bears interest at a rate based upon the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum determined by the Administrative Agent to be the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by The Bank of New York and with a term equivalent to such Interest Period would be offered by The Bank of New York’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means any of the events specified in Section 8.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 16, 2004, among the Borrower, the several Lenders from time to time party thereto, Bank of America, N.A., as administrative agent and swingline lender, and JPMorgan Chase Bank, as syndication agent, and The Bank of New York, as documentation agent, as amended to the date hereof (and, for the avoidance of doubt, as the same may be amended, modified or restated from time to time in the future).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to The Bank of New York on such day on such transactions as determined by the Administrative Agent.

“FELINE PRIDES” means the Income FELINE PRIDES and the Growth FELINE PRIDES, and all other FELINE PRIDES issued by the Borrower under the FELINE PRIDES Documents, collectively.

“FELINE PRIDES Collateral Agent” means The Bank of New York, as the Collateral Agent under the FELINE PRIDES Pledge Agreement.

“FELINE PRIDES Documents” means the FELINE PRIDES Indenture, the FELINE PRIDES Purchase Contract Agreement, the FELINE PRIDES Income Certificates, the FELINE PRIDES Growth Certificates, the FELINE PRIDES Pledge Agreement and the FELINE Prides Senior Notes.

“FELINE PRIDES Growth Certificates” means the certificates evidencing the Growth FELINE PRIDES.

“FELINE PRIDES Income Certificates” means the certificates evidencing the Income FELINE PRIDES.

“FELINE PRIDES Indenture” means the Indenture, dated as of December 21, 2001, between the Borrower and The Bank of New York (as Successor Trustee pursuant to the Instrument of Resignation, Appointment and Acceptance dated January 15, 2003 among the Borrower, Wachovia Bank, National Association and The Bank of New York, and the Confirmation of Appointment dated as of July 21, 2004 by The Bank of New York for the benefit of the Borrower), as amended by the First Supplemental Indenture dated as of December 21, 2001.

“FELINE PRIDES Pledge Agreement” means the Pledge Agreement, dated as of December 21, 2001, between the Borrower and The Bank of New York (as successor Collateral Agent, Custodial Agent, Purchase Contract Agent and Securities Intermediary pursuant to the Instrument of Resignation, Appointment and Acceptance dated January 15, 2003 among the Borrower, Wachovia Bank, National Association and The Bank of New York, and the Confirmation of Appointment dated as of July 21, 2004 by The Bank of New York for the benefit of the Borrower), as amended by the Amendment to the Pledge Agreement dated as of August 17, 2004.

“FELINE PRIDES Purchase Contracts” means, with respect to the FELINE PRIDES, the component purchase contracts under which each Holder thereof agrees to purchase common stock of the Borrower in an amount and for a price determined under the applicable provisions of the FELINE PRIDES Purchase Contract Agreement.

“FELINE PRIDES Purchase Contract Agent” means The Bank of New York, as Purchase Contract Agent under the FELINE PRIDES Purchase Contract Agreement.

“FELINE PRIDES Purchase Contract Agreement” means the Purchase Contract Agreement, dated as of December 21, 2001, between the Borrower and The Bank of New York (as successor Collateral Agent, Custodial Agent, Purchase Contract Agent and Securities Intermediary pursuant to the Instrument of Resignation, Appointment and Acceptance dated January 15, 2003 among the Borrower, Wachovia Bank, National Association and The Bank of New York, and the Confirmation of Appointment dated as of July 21, 2004 by The Bank of New York for the benefit of the Borrower).

“FELINE PRIDES Senior Notes” means the Borrower’s 6% Senior Notes due 2006, issued as a component of the FELINE PRIDES.

“FELINE PRIDES II Senior Notes” means the Borrower’s interest bearing notes due February 17, 2010, issued as a component of the FELINE PRIDES equity security units of the Borrower issued on February 17, 2004.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Cash Component of the Purchase Price” means that portion of the Purchase Price payable to Holders whose tender of FELINE PRIDES Senior Notes has been accepted in the Tender Offer; pursuant to the Tender Offer Documents, the amount of such portion is equal to the excess of the Purchase Price over the principal amount of such notes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funds” means the collective reference to all Investment Companies and other investment accounts or funds (in whatever form and whether personal or corporate) for which any Subsidiary or Investment Firm provides advisory, management or administrative services.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Growth FELINE PRIDES” means the Borrower’s Growth FELINE PRIDES, bearing CUSIP No. 008252603.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in any such case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holder” means a holder of FELINE PRIDES.

“Income FELINE PRIDES” means the Borrower’s Income FELINE PRIDES, bearing CUSIP No. 008252504.

“Indebtedness” means, as to any Person at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument (including the FELINE PRIDES Senior Notes and the FELINE PRIDES II Senior Notes), (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person under noncompetition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations (valued, at such date, in accordance with the Borrower’s customary practices, as approved by its independent certified public accountants) and (h) all Guarantee Obligations of such Person in respect of any of the foregoing.  For purposes of the foregoing definition, with regard to a Subsidiary, the term “Indebtedness” shall include only that portion of its Indebtedness representing the percentage of its Indebtedness equal to the percentage of the Borrower’s ownership interest in such Subsidiary.  For the avoidance of doubt, the term “Indebtedness” shall not include (i) Synthetic Lease Obligations, (ii) any Guarantee Obligations in respect of Synthetic Lease Obligations or (iii) any liabilities secured by any Lien in connection with Synthetic Lease Obligations.

“Indemnified Liabilities” is defined in Section 10.05.

“Insolvency” means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Interest Payment Date” means (a) as to any ABR Loan, the last day of each month to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Loan:

(i)                                     initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two or three months thereafter (or such other period ending on the Termination Date as is requested by the Borrower and consented to by the Required Lenders and the Administrative Agent), as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)                                  thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter (or such other period ending on the Termination Date as is requested by the Borrower and consented to by the Required Lenders and the

Administrative Agent), as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) the Borrower may not select any Interest Period that would extend beyond the scheduled Termination Date; and

(3) unless otherwise agreed by the Borrower, the Required Lenders and the Administrative Agent, any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the appropriate subsequent calendar month.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Company” means an “investment company” as such term is defined in the Investment Company Act.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Firm” means any Subsidiary or other Person engaged, directly or indirectly, primarily in the business (the “Investment Management Business”) of providing investment advisory, management, distribution or administrative services to Funds (or investment accounts or funds which will be included as Funds after the Borrower acquires an interest in such other Person) and in which the Borrower, directly or indirectly, has purchased or otherwise acquired, or has entered into an agreement to purchase or otherwise acquire, Capital Stock or other interests entitling the Borrower, directly or indirectly, to a share of the revenues, earnings or value thereof.

“Investment Management Business” is defined in the definition of “Investment Firm.”

“Lenders” is defined in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease or synthetic lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, any Notes and the Security Documents.

“Loans” is defined in Section 2.1(a).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under any Loan Document or (c) the validity or enforceability against the Borrower of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Excluded Taxes” is defined in Section 3.11.

“Note” is defined in Section 2.6(e).

“Participant” is defined in Section 10.6(b).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Pledge Agreement, dated the Closing Date, made by the Borrower to the Administrative Agent, as agent for the Lenders.

“Pledged Collateral” means the “Collateral”, as defined in the Pledge Agreement.

“Pledged Treasury Strips” means the Treasury Strips constituting Pledged Collateral.

“Purchase Price” means the aggregate cash consideration paid by the Borrower to the Depository for the account of tendering Holders pursuant to the terms and conditions of the Tender Offer.

“Purchase Contract Settlement Date” means November 17, 2004.

“Register” is defined in Section 10.6(d).

“Regulation U” means Regulation U of the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan, excluding however, such events as to which the PBGC by regulation waived the requirements of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserved Common Stock” is defined in Section 4.17(b).

“Responsible Officer” means each of the chief executive officer, the president, the senior vice president, any executive vice president or any vice president of the Borrower or, with respect to financial matters, the senior financial officer of the Borrower, in each case acting singly.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“Securities Acts” means the Securities Act of 1933 and the Securities Exchange Act of 1934.

“Security Documents” the Pledge Agreement, the Control Agreement and the UCC Financing Statement.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which Capital Stock having ordinary voting power (other than Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease Obligation” means the monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tender Offer” means the Borrower’s offer to purchase the FELINE PRIDES Senior Notes pursuant to the Tender Offer Documents.

“Tender Offer Documents” the Borrower’s Offer to Purchase for Cash Any and All of the FELINE PRIDES Senior Notes, dated July 22, 2004, the related Letter of Transmittal and the Depositary Agreement, dated July 22, 2004, between the Borrower and The Bank of New York, as Depository.

“Termination Date” means November 17, 2004.

“The Bank of New York” means The Bank of New York, a New York state banking corporation, and its successors.

“Tranche” means the collective reference to Eurodollar Loans having Interest Periods that began or will begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transferee” is defined in Section 10.6(f).

“Treasury Strips” means principal strips of U.S. Treasury securities bearing CUSIP No. 912803AB9.

“Type” means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC Financing Statement” means the UCC financing statement in the form attached as Schedule 1.1.

1.2                                                                                 Other Definitional and Interpretive Provisions.  (a)                      Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes or any certificate or other document made or delivered pursuant hereto.

(b)                                 When used with reference to a period of time, the word “from” means “from and including” and the word “to” means “to but excluding”.

(c)                                  The term “including” is not limiting and means “including without limitation.”

(d)                                 Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions and rules consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

(e)                                  Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(f)                                    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3                                                                                 Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2003 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP, except as otherwise specifically prescribed herein.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1                                                                                 Commitments.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make a single term loan (collectively, “Loans”) (provided that any repricing or conversion of an outstanding Loan shall not be considered a making of a Loan) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the amount of such Lender’s Commitment; provided that the aggregate amount of the Loans shall not exceed the lesser of $51,000,000 and the Borrowing Base on the Closing Date.  No Loan (or portion thereof) that has been paid or prepaid may be reborrowed.

(b)                                 The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.3.

2.2                                                                                 Procedure for Borrowing.  The Borrower may borrow under the Commitments on the Closing Date; provided that the Borrower shall give the Administrative Agent irrevocable written notice, in substantially the form of Exhibit I hereto (which notice must be received by the Administrative Agent prior to 11:00 a.m., New York City time, (a) three Business Days prior to the requested date of borrowing, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) on the requested date of borrowing, if all of the requested Loans are to be initially ABR Loans), in each case specifying (i) the amount to be borrowed, (ii) the requested date of borrowing, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each Type of Loan and the respective lengths of the initial Interest Periods for such Eurodollar Loans.  Each borrowing of ABR Loans shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and each borrowing of Eurodollar Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office prior to 1:00 p.m., New York City time, on the Closing Date in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.  The failure of any Lender to make a Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation to make available its share of such borrowing.

2.3                                                                                 [Reserved]

2.4                                                                                 [Reserved]

2.5                                                                                 Termination or Reduction of Commitments.  The Commitments shall automatically terminate at 5:00 p.m. on the Closing Date.

2.6                                                                                 Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.5.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable with respect to each Eurodollar Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.6(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded;

provided that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)                                  The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

2.7                                                                                 [Reserved]

2.8                                                                                 [Reserved]

SECTION 3

GENERAL PROVISIONS APPLICABLE TO THE LOANS

3.1                                                                                 No Optional Prepayment.  The Loans may not be prepaid except as required by Section 3.2 or Section 8.

3.2                                                                                 Mandatory Prepayment.  If, at any time, the aggregate principal amount of the Loans exceeds the Borrowing Base, the Borrower shall immediately prepay Loans in the amount of such excess.  All prepayments of Loans pursuant to this Section 3.2 shall be made without premium or penalty (but shall be subject to Section 3.12) and shall be accompanied by accrued and unpaid interest on the principal amount being prepaid.  All such prepayments shall be applied as directed in writing by the Borrower or, in the absence of such direction, first, to prepay ABR Loans until the ABR Loans are paid in full and, second, to prepay Eurodollar Loans.

3.3                                                                                 Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable written notice, substantially in the form of Exhibit J hereto, of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice, substantially in the form of Exhibit J hereto, of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate.

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving written notice, substantially in the form of Exhibit J hereto, to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has notified the Borrower that the Required Lenders have determined that such a continuation is not appropriate; and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

3.4                                                                                 Minimum Amounts and Maximum Number of Tranches.  All conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  In no event shall there be more than one Eurodollar Tranche outstanding at any time.

3.5                                                                                 Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)                                 Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)                                  If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.  Furthermore, upon the request of the Required Lenders, at any time an Event of Default exists, the Borrower shall pay interest on the Loans at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(d)                                 Interest shall be payable in arrears on each Interest Payment Date and on the Termination Date; provided that interest accruing pursuant to Section 3.5(c) shall be payable from time to time on demand.

3.6                                                                                 Computation of Interest and Fees.  (a)  Interest based on The Bank of New York’s “prime rate” shall be calculated on the basis of a year of 365 (or, if applicable, 366) days and for the actual number of days elapsed.  All other interest and all fees shall be calculated on the basis of a year of 360 days and for the actual number of days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in the ABR or the Eurodollar Reserve Percentage.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7                                                                                 Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)                                  the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)                                 the Administrative Agent shall have received notice from The Bank of New York that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders (as conclusively certified by The Bank of New York) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the affected Lenders as soon as practicable thereafter.  If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any ABR Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

3.8                                                                                 Pro Rata Treatment and Payments.  (a)  Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Commitment Percentages of the Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders at the Administrative Agent’s Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt (and if such payment is received prior to 12:00 noon, on the same day) in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(b)                                 Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its portion of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Lender’s portion of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

(c)                                  In the event that a Lender fails to make available after a period of three Business Days to the Administrative Agent its portion of a borrowing, the Borrower may, upon not less than five Business Days prior irrevocable written notice to the Administrative Agent, immediately terminate the Commitment of such Lender, and designate an acceptable replacement Lender (which may be one of the other Lenders) to purchase at par all of the Lender’s interests in accordance with the provisions of Section 10.6(c).  Any Lender being so replaced by the Borrower agrees to transfer its interest in this Agreement and, if applicable, its Note, to the substitute Lender pursuant to Section 10.6(c); provided that concurrently with such transfer, such Lender so substituted shall be paid all amounts owing to it hereunder and all costs reasonably determined by it to be attributable to such transfer.  Notwithstanding the foregoing, the Lender being replaced shall not be deemed to be released from any of its rights or obligations under any Loan Document (including Section 9.7) for actions taken or failed to be taken by it prior to the date of such substitution.

3.9                                                                                 Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.12.

3.10                                                                           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.11 and changes in the rate of tax on the overall net income of such Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)                               shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender in good faith deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly (and in any event within 10 days after receipt of a certificate in accordance with Section 3.10(c)) pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender in good faith to be material, then from time to time, the Borrower shall promptly (and in any event within 10 days after receipt of a certificate in accordance with Section 3.10(c)) pay to such Lender such additional amount or amounts as will fairly compensate such Lender for such reduction in return on capital.

(c)                                  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.10, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that no additional amount shall be payable under this Section 3.10 for a period longer than one year prior to such notice to the Borrower.  A certificate as to any additional amounts payable pursuant to this Section 3.10 submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The agreements in this Section shall survive for a period of one year after the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Each Lender agrees that it will not make any claim under this Section 3.10 unless such Lender generally is making similar claims under other credit agreements that have provisions substantially the same as this Section 3.10 with customers of similar credit quality.

3.11                                                                           Taxes.  (a)  All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note).  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided that the Borrower shall not be required to increase any such amounts payable, or pay any additional amount under this Section 3.11(a), to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of Section 3.11(b).  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection shall survive for a period of one year the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(i)                                     deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8ECI or Form W- 8BEN, or successor applicable form, as the case may be;

(ii)                                  deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)                               obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent.  Such Lender shall certify that it is entitled to an exemption from United States backup withholding tax.  Each Person that shall become a Lender or a Participant pursuant to Section 8.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection; provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

3.12                                                                           Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so prepaid, borrowed, converted or continued, for the period from the date of such prepayment or of such failure to prepay, borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.13                                                                           Change of Lending Office.  Each Lender agrees that if it makes any demand for payment under Section 3.10 or 3.11(a), or if any adoption or change of the type described in Section 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be unreasonably disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 3.10 or 3.11(a), or would eliminate or reduce the effect of any adoption or change described in Section 3.9.

SECTION 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1                                                                                 Financial Condition.  The Borrower has heretofore furnished to each Lender copies of (i) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2003 and the related audited consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by PricewaterhouseCoopers LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2004 and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer (the “Financial Statements”).  The Financial Statements present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at December 31, 2003 and March 31, 2004 and present fairly, in all material respects, the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnote disclosure).  The Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the period involved.  Except as set forth on Schedule 4.1, neither the Borrower nor any of its consolidated Subsidiaries had, at December 31, 2003 or at the date hereof, any material Guarantee Obligation, material contingent liability or material liability for taxes, or any material long-term lease or unusual material forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto.  Except as set forth on Schedule 4.1, during the period from December 31, 2003 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries as of December 31, 2003.

4.2                                                                                 No Change.  Since December 31, 2003, except as set forth in the Financial Statements and except as set forth on Schedule 4.2, there has been no development or event which has had or could have a Material Adverse Effect.

4.3                                                                                 Corporate Existence; Compliance with Law.  Each of the Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its material properties, to lease the material properties it operates as lessee and to conduct the businesses in which it is currently engaged, (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing would not have a Material Adverse Effect and (d) is in compliance with its certificate of incorporation and by-laws or other similar organizational or governing documents and with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

4.4                                                                                 Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents.  The Borrower has the corporate power and authority, and the legal right to borrow hereunder and has taken all necessary corporate action to authorize such borrowings on the terms and conditions of this Agreement and any Notes.  Except for the consent of the Required Lenders (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, which has been obtained, no consent or authorization of, filing with, notice to or other act by or in respect of any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents against the Borrower.  This Agreement has been, and each other Loan Document will be when delivered, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                                                                                 No Legal Bar.  The execution, delivery and performance by the Borrower of each Loan Document, the borrowings hereunder and the use of the proceeds thereof will not violate any certificate of incorporation and by-laws or other similar organizational or governing documents, Requirement of Law or Contractual Obligation of the Borrower or of any Subsidiary, except for such violations of Requirements of Law or Contractual Obligations which could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such organizational or governing document, Requirement of Law or Contractual Obligation, except pursuant to this Agreement and the other Loan Documents.

4.6                                                                                 No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

4.7                                                                                 No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

4.8                                                                                 Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9                                                                                 Taxes.  Each of the Borrower and each Subsidiary has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed or has timely filed a request for an extension of such filing and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and, except as set forth on Schedule 4.9, all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except, in each case, to the extent the amount or validity thereof is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and as to any of which the failure to pay would not have a Material Adverse Effect).

4.10                                                                           Federal Regulations.  (a)  None of the Pledged Collateral consists of “margin stock” (within the meaning of Regulation U).  “Margin stock” (within the meaning of Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any similar restriction hereunder.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

(b)                                 The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the FRB) which limits its ability to incur Indebtedness.

4.11                                                                           ERISA.  No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code.  The present value of all accrued benefits under any Single Employer Plan maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.  There are no Multiemployer Plans.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan.

4.12                                                                           Investment Company Act; Investment Advisers Act.  (a)  Neither the Borrower nor any Subsidiary or other Investment Firm is an Investment Company.

(b)                                 Each Subsidiary and each other Investment Firm is, to the extent required thereby, duly registered as an investment adviser under the Investment Advisers Act, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.  On the date hereof, the Borrower is not an “investment adviser” within the meaning of the Investment Advisers Act.  Each Fund which is sponsored by any Subsidiary or other Investment Firm and which is required to be registered as an “investment company” under the Investment Company Act is duly registered as such thereunder, except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.

(c)                                  The Borrower is not required to be registered as a broker-dealer under the Securities Acts (and each Subsidiary and other Investment Firm required to be so registered is so duly registered), except to the extent the failure to be so registered could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Each of the Borrower, each Subsidiary and each other Investment Firm is duly registered, licensed or qualified as an investment adviser or broker-dealer in each State of the United States where the conduct of its business requires such registration, licensing or qualification and is in compliance in all material respects with all Federal and State laws requiring such registration, licensing or qualification, except to the extent the failure to be so registered, licensed or qualified or to be in such compliance will not have, in the case of Federal laws, or could not reasonably be expected to have, in the case of State laws, a Material Adverse Effect.

4.13                                                                           Investment Advisory Agreements.  Each of the investment advisory agreements, distribution agreements and shareholder or other servicing contracts to which the Borrower, any Subsidiary or other Investment Firm is a party is a legal, valid and binding obligation of the parties thereto enforceable against such parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), except for failures which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; and none of the Borrower, any Subsidiary or any other Investment Firm is in breach or violation of or in default under any such agreement or contract in any material respect which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  The parties hereto understand that all clients have the right to terminate such investment advisory agreements at will.

4.14                                                                           Subsidiaries and Other Ownership Interests.  The Subsidiaries listed on Schedule 4.14 hereto constitute the only Subsidiaries of the Borrower as at the date hereof.  The Borrower has as at the date hereof, directly or indirectly, an equity or other ownership interest in each Investment Firm and each other Person listed on Schedule 4.14; and other than as set forth on such schedule, the Borrower has no such interest, directly or indirectly, in any other Person.

4.15                                                                           Purpose of Loans.  The proceeds of the Loans shall be used by the Borrower solely for the purposes set forth in the Preliminary Statement.

4.16                                                                           Accuracy and Completeness of Information.  To the best of the Borrower’s knowledge, the documents furnished and the statements made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement or any of the other Loan Documents, taken as a whole, do not contain any untrue statement of fact material to the credit worthiness of the Borrower or omit to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders prior to the date hereof.

4.17                                                                           PRIDES Documents; Tender Offer.  (a)  Each of the FELINE PRIDES Documents has been duly executed and delivered by the Borrower to the other parties thereto.  Each of the FELINE PRIDES Documents constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The Borrower is not in default in any of its obligations under the FELINE PRIDES Documents and no Taxation Event and no Termination Event (in each case as defined in the FELINE PRIDES Purchase Contract Agreement) has occurred.

(b)                                 Set forth on Schedule 4.17 is: (i) a description of the outstanding amount of the Income FELINE PRIDES and the Growth FELINE PRIDES; (ii) the amount of the authorized and unissued Common Stock, which has been reserved and is available for issuance against tender of payment of the Common Stock Purchase Obligations (such Common Stock, “Reserved Common Stock”); and (iii) the principal amount of the FELINE PRIDES Senior Notes that have been tendered and purchased pursuant to the Tender Offer.  The Income FELINE PRIDES and the Growth FELINE PRIDES described in Schedule 4.17, collectively, constitute all of the outstanding FELINE PRIDES.

(c)                                  When the Reserved Common Stock is issued and delivered to the FELINE PRIDES Purchase Contract Agent against tender of payment of the Common Stock Purchase Obligations of the Holders, such Common Stock will be duly issued, fully paid and non-assessable, and all obligations of the Borrower to such Holders under the FELINE PRIDES Documents will be satisfied and discharged.

(d)                                 (i) The Borrower has paid in full the Purchase Price and purchased and canceled the FELINE PRIDES Senior Notes tendered and accepted in the Tender Offer, (ii) the Depositary has delivered the Fixed Cash Component of the Purchase Price to Holders whose tender of such FELINE PRIDES Senior Notes was accepted in the Tender Offer, purchased Treasury Strips in an aggregate principal amount equal to the principal amount of such FELINE PRIDES Senior Notes and deposited such Treasury Strips in the collateral account maintained by the FELINE PRIDES Collateral Agent to secure the Common Stock Purchase Obligations of such Holders, and (iii) the Tender Offer has been consummated in accordance with the terms set forth in the Tender Offer Documents.

4.18                                                                           Security Interest.

(a)                                  Simultaneously with, or prior to the execution and delivery of this Agreement, the Lien on the Collateral in favor of Bank of America, N.A., as agent for the Lenders under the Existing Credit Agreement has been terminated or is being terminated.

(b)                                 After giving effect to the termination of the Lien described in Section 4.18(a), the Borrower has a fully-perfected, first-priority Lien on the Pledged Treasury Strips to secure the Common Stock Purchase Obligations of the Holders who own such Treasury Strips (such Lien, the “Borrower Security Interest”), subject only to the Lien of the Bank Collateral Agent on behalf of the Secured Parties under the Pledge Agreement.  Except as provided in the Pledge Agreement, the Borrower has not assigned, or granted or created any Lien on, the Borrower Security Interest, and the Borrower will not grant or create or suffer to exist any such Lien arising from or through the acts or omissions of the Borrower.

(c)                                  After giving effect to the termination of the Lien described in Section 4.18(a), the Pledge Agreement creates a first-priority Lien on the Borrower Security Interest and when a duly executed UCC Financing Statement is filed with the Secretary of State of the State of New York and the applicable filing fee is duly paid thereto, the Bank Collateral Agent will have a fully perfected, first-priority Lien in the Borrower Security Interest.

(d)                                 The Pledge Agreement and the Control Agreement constitute a fully perfected, first-priority Lien on and in all right, title and interest of the Borrower in the Cash Collateral.

4.19                                                                           Borrowing Base.  Immediately upon the funding of Loans, the value at maturity of the Pledged Treasury Strips plus the amount of Cash Collateral will be at least $53,550,000.

SECTION 5

CONDITIONS PRECEDENT

5.1                                                                                 Conditions to Loans.  The agreement of each Lender to make its Loan on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the following conditions precedent:

(a)                                  Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender; (ii) the Pledge Agreement, executed and delivered by a duly authorized officer of each of the parties thereto, with a counterpart or a conformed copy for each Lender; and (iii) the Control Agreement, executed and delivered by a duly authorized officer of each of the parties thereto, with a counterpart or a conformed copy for each Lender.

(b)                                 Related Agreements.  The Administrative Agent shall have received complete and correct copies of each of the PRIDES Documents, the Tender Offer Documents and the Existing Credit Agreement, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower, and such other documents or instruments as may be reasonably requested by the Administrative Agent.

(c)                                  Notes.  The Administrative Agent shall have received, for the account of each Lender that has requested the same, a Note made by the Borrower conforming to the requirements of this Agreement, and executed by a duly authorized officer of the Borrower.

(d)                                 Borrower Certificate.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by two Responsible Officers.

(e)                                  Corporate Proceedings of the Borrower.  The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors (or similar governing body) of the Borrower authorizing (i) the execution, delivery and performance of the

Loan Documents, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Pledge Agreement, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(f)                                    Incumbency Certificate.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(g)                                 Corporate Documents.  The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws (or similar organizational documents) of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

(h)                                 Fees.  All fees payable by the Borrower to the Administrative Agent, the Arranger and any Lender on or prior to the Closing Date pursuant to this Agreement or pursuant to the Commitment Letter and Fee Letter, each dated August 4, 2004, among The Bank of New York, the Arranger and the Borrower shall have been paid in full, in each case in the amounts and on the dates set forth herein or therein.

(i)                                     Attorney Costs.  The Administrative Agent shall have received evidence of payment by the Borrower of all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(j)                                     Legal Opinion.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Goodwin Procter LLP, counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit D.  Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(k)                                  Pledged Treasury Strips; Transfer Powers.  The Administrative Agent shall have received confirmation that the Pledged Treasury Strips have been delivered to, and registered in the name of, the FELINE PRIDES Collateral Agent, in accordance with the provisions of the Tender Offer Documents and the FELINE PRIDES Documents, and that the Collateral Agent is holding Pledged Collateral having the value and in the amount as set forth in Section 4.19.

(l)                                     Actions to Perfect Liens.  The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Pledge Agreement shall have been completed.

(m)                               Lien Searches.  The Administrative Agent shall have received the results of a recent search, by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, and the results of such search shall be satisfactory to the Administrative Agent.

(n)                                 Consents and Approvals.  The Administrative Agent shall have received evidence satisfactory to it of the receipt by the Borrower of the consents of the Required Lenders, as defined in and under the Existing Credit Agreement, and all other required consents and approvals, if any, to the execution and delivery of the Loan Documents and the borrowing of the Loans.

(o)                                 Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Closing Date.

(p)                                 No Default.  No Default shall have occurred and be continuing on the Closing Date before or after giving effect to the Loans and no “Default” shall have occurred and be continuing as defined in the Existing Credit Agreement.

(q)                                 Notice of Borrowing.  The Administrative Agent shall have received a notice of borrowing pursuant to Section 2.2.

(r)                                    Use of Proceeds.  A Responsible Officer shall have delivered to the Administrative Agent a certificate to the effect that the proceeds of such Loan will be used in accordance with Section 4.15 and specifying in reasonable detail the proposed use of the proceeds thereof.

The borrowings by the Borrower on the Closing Date shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 5.1 have been satisfied.

SECTION 6

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

6.1                                                                                 [Reserved]

6.2                                                                                 Compliance Certificates.  Promptly upon request of the Administrative Agent (which may be made from time to time but not more frequently than once in any calendar month) furnish to the Administrative Agent a duly completed Compliance Certificate.

6.3                                                                                 [Reserved]

6.4                                                                                 Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as now conducted and purported to be conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, registrations, licenses, privileges and franchises necessary or desirable in the normal conduct of its business (including all such registrations under the Investment Advisers Act and all material investment advisory agreements, distribution agreements and shareholding and other administrative servicing contracts) except as otherwise permitted under the Existing Credit Agreement and except for failures which individually and in the aggregate could not reasonably be expected to have a Material Adverse Effect; comply, and to the extent reasonably within its control, cause each Investment Firm and Fund (which is sponsored by an Investment Firm) to comply, with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5                                                                                 [Reserved]

6.6                                                                                 Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries, in all material respects in conformity with all Requirements of Law and sufficient to permit the preparation of financial statements in accordance with GAAP, shall be made of all dealings and transactions in relation to its business and activities, except, in the case of Requirements of Law, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and permit representatives of the Administrative Agent (on its own behalf or on behalf of the Lenders) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and upon at least three days prior notice or such lesser period of time as may be acceptable to the Borrower or the relevant Subsidiary, as the case may be, and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants (provided that with respect to Subsidiaries, other than during the existence of a Default, the Borrower shall have complied with this obligation if it shall have used its commercially reasonable efforts to cause its Subsidiaries to allow the Administrative Agent (on its own behalf or on behalf of the Lenders) pursuant to the foregoing terms and conditions to visit and inspect the properties of such Subsidiaries and examine and make abstracts from any of the books and records of such Subsidiaries and to discuss the business, operations, properties and financial and other condition of such Subsidiaries with officers and employees of such Subsidiaries and with their independent certified public accountants).

6.7                                                                                 Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or any “Default” as defined in the Existing Credit Agreement;

(b)                                 [Reserved]

(c)                                  [Reserved]

(d)                                 the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e)                                  [Reserved]

(f)                                    any event which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole;

(g)                                 [Reserved]; and

(h)                                 [Reserved].

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto, if any.

6.8                                                                                 [Reserved]

6.9                                                                                 [Reserved]

6.10                                                                           Performance of PRIDES Documents.  The Borrower will at all times prior to the Purchase Contract Settlement Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable against tender of payment in respect of all FELINE PRIDES Purchase Contracts pursuant to the terms of the FELINE PRIDES Documents and, on the Purchase Contract Settlement Date, will issue to Holders of Growth FELINE PRIDES who tendered FELINE PRIDE Senior Notes in the Tender Offer Common Stock in the amount and manner required under the related FELINE PRIDES Purchase Contracts with such Holders.

SECTION 7

[RESERVED]

SECTION 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  The Borrower shall fail to pay any principal of any Loan when due, or shall fail to pay interest on any Loan within one Business Day of the date when due, in each case in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  The Borrower shall default in the observance or performance of any agreement contained in (i) Section 6.4, 6.7(a) or 6.10; or (ii) Section 5 of the Pledge Agreement; or

(d)                                 The Borrower shall default in the observance or performance of any other agreement contained herein or in any other Loan Document (other than as provided in subsections (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days; or

(e)                                  The Borrower or any Subsidiary shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans or the Indebtedness under the Existing Credit Agreement) or in the payment of any other Guarantee Obligation, in either case in an outstanding principal amount in excess of $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

(f)                                    (i) The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Subsidiary, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan maintained by the Borrower or any Subsidiary, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist, with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance or indemnification) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     (i) Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower shall so assert, (ii) the Borrower contests in any manner the validity or enforceability of any Loan Document or (iii) the Lien created by the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j)                                     A Change of Control shall have occurred; or

(k)                                  (i) An Event of Default shall have occurred under the Existing Credit Agreement, or (ii) the obligations of the Borrower under the Existing Credit Agreement shall be permanently discharged or the commitments thereunder terminated.

then, and in any such event, (A) if such event is an Event of Default specified in Section 8(f) with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon)

and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 9

THE ADMINISTRATIVE AGENT

9.1                                                                                 Appointment and Authorization of Administrative Agent.  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2                                                                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.

9.3                                                                                 Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary or any Affiliate thereof.

9.4                                                                                 Reliance by Administrative Agent.  (a)  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.5                                                                                 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default.” The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Section 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.6                                                                                 Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Subsidiary or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any

Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower and its Subsidiaries or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.7                                                                                 Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent- Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other obligations under the Loan Documents and the resignation of the Administrative Agent.

9.8                                                                                 Administrative Agent in Its Individual Capacity.  The Bank of New York and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and any Subsidiary and their respective Affiliates as though The Bank of New York were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, The Bank of New York or its Affiliates may receive information regarding the Borrower and any of its Subsidiaries or the Affiliates of any of them (including information that may be subject to confidentiality obligations in favor of such Person or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, The Bank of New York shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” include The Bank of New York in its individual capacity.

9.9                                                                                 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 and Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10                                                                           Administrative Agent May File Proof of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the

Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Loans or obligations under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11                                                                           Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of the Loans and all other obligations under the Loan Documents (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Lenders; and

(b)                                 to release any guarantor from its obligations under any guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any guarantor from its obligations under any guarantee pursuant to this Section 9.11.  The Administrative Agent will use commercially reasonable efforts to notify the Lenders of any release of a Lien pursuant to Section 9.11(a)(ii) or release of a guarantor pursuant to Section 9.11(b).

9.12                           Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 10

MISCELLANEOUS

10.1                                                                           Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of final maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, or (ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders or change any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Pledged Collateral, in each case without the written consent of all the Lenders or (iii) amend, modify or waive any provision of Section 9 without the written consent of the then Administrative Agent.  Subject to the provisos in the prior sentence, any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

(b)                                 [Reserved]

10.2                                                                           Notices.  (a)  Unless otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission and, subject to clause (c) below, electronic mail transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five days after being deposited in the mail, postage prepaid, or, in the case of facsimile, when received with electronic confirmation of receipt, addressed as set forth in Schedule I, or to such other address as such party may designate by notice to the other parties hereto.  Notwithstanding the foregoing, any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.5, 3.1, 3.3 or 3.8 shall not be effective until received.

(b)                                 The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms of any telephonic notice, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Lenders and each of their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(c)                                  Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.2, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

10.3                                                                           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4                                                                           Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder through the Termination Date.

10.5                                                                           Expenses; Indemnity; Waiver of Damages.  (a)  The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Related Parties (including Attorney Costs), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, modification or waiver of any provision hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including Attorney Costs of the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 The Borrower agrees to indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”), against, and hold each Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) above to be paid by it to the Administrative Agent (or any sub-agent thereof) or any of its Related Parties, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against such Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)                                 Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower agrees that it will not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts payable under this Section 10.5 shall be due not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section 10.5 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations hereunder.

10.6                                                                           Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.  The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.10, 3.11 and 3.12 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 3.11, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)                                  Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of each of the Administrative Agent and, so long as no Event of Default has been continuing for a period of 30 or more consecutive days, the

Borrower (which in each case shall not be unreasonably withheld or delayed), to an additional bank or financial institution (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Assumption, substantially in the form of Exhibit E, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent and the Borrower) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, in the case of any such assignment to an additional bank or financial institution (other than an assignment of all the assigning Lender’s rights and obligations with respect to the Commitments), the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments being assigned and, if such assignment is of less than all of the rights and obligations of the assigning Lender, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Commitments remaining with the assigning Lender are each not less than $5,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent).  Upon such execution, delivery, acceptance and recording pursuant to clause (e) below, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(d)                                 The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary.  Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent with the approval of the Borrower) together with payment by the Lenders parties thereto to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

(f)                                    The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee approved by the Borrower, which approval shall not be required if an Event of Default has been continuing for a period of 30 or more consecutive days and which approval, if required, shall not be unreasonably withheld or delayed, subject to the provisions of Section 10.15, any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement; provided that prior to such disclosure each such prospective Transferee shall have executed a confidentiality agreement substantially in the form of Exhibit F.

(g)                                 For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

10.7                                                                           Adjustments; Set-off.  (a)  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8                                                                           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9                                                                           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10                                                                     Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11                                                                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12                                                                     Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                  submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding may be brought in (or removed to) such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13                                                                     Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14                                                                 WAIVERS OF JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15                                                                     Confidentiality.  Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower or any Subsidiary pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower or any Subsidiary; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender or to any Person who evaluates, approves, structures or administers the Loans on behalf of a Lender and who is subject to this confidentiality provision, (ii) to any Transferee or prospective Transferee which agrees in writing to comply with the provisions of this Section, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors who are directly involved in the execution of the transactions contemplated by this Agreement and have been informed of their obligations under this Section 10.15, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law (notice of which shall be provided promptly to the Borrower), (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

10.16                                                                     USA Patriot Act.  Each Lender that is subject to the Act (as defined below) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

AFFILIATED MANAGERS GROUP, INC.

By:	/s/DARRELL W. CRATE
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK, as Administrative Agent and as a Lender

By:	/s/DIANE SCOTT
Title: Vice President

ANNEX I

[RESERVED]

SCHEDULE I

LENDER COMMITMENTS

A.                                   Commitments

Lender	Commitment
The Bank of New York	$51,000,000
Total	$51,000,000

B.                                     Address for Notices:

BORROWER:

Affiliated Managers Group

600 Hale Street

Prides Crossing, Massachusetts 01965

Attention:  Darrell W.  Crate, Executive Vice President

Telephone:  (617) 747-3300

Fax:  (617) 747-3380

Website Address:  www.amg.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

 (for payments and Requests for Loans):

The Bank of New York

One Wall Street

New York, NY   10286

ABA No.  021000018

Account:                      Brokerage Services Division \ John Carbaugh

Account No. GLA No. 111231

Reference:  Affiliated Managers Group

(Please be sure to precede the account number with “GLA”)

Attention:  Diane Scott

Telephone:  (212) 635-8722

Facsimile:  (212) 635-1483

E-mail: discott@bankofny.com

Other Notices as Administrative Agent

The Bank of New York

One Wall Street

New York, NY   10286

Attention:  Elaine Edwards

Telephone:  (212) 635-6472

Facsimile:  (212) 635-6348

E-mail:  eedwards@bankofny.com

LENDERS:

The Bank of New York

One Wall Street

New York, NY   10286

Attention:  Diane Scott

Telephone:  (212) 635-8722

Facsimile:  (212) 635-1483

E-mail: discott@bankofny.com

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